Exhibit 23



                                   Consent of Independent Auditors



The Board of Directors
Inmark Enterprises, Inc.


We consent to incorporation by reference in the registration statement (No. 333-02392) on Form S-8 of Inmark Enterprises, Inc. of our report dated June 10, 1998 relating to the consolidated balance sheets of Inmark Enterprises, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, which report appears in the March 31, 1998 annual report on Form 10-K of Inmark Enterprises, Inc.



                                                           KPMG Peat Marwick LLP

Jericho, New York
June 12, 1998







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